Exhibit 107
Calculation of Filing Fee Tables
FORM S-3
(Form Type)
FIRSTSUN CAPITAL BANCORP
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Newly Registered Shares
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	20,368,691	$29.175	$594,256,559.93	0.00014760	$87,712.27
	Total Offering Amounts					$594,256,559.93	0.00014760	$87,712.27
	Total Fees Previously Paid					—		$0
	Total Fee Offsets					—		$0
	Net Fee Due							$87,712.27
(1) Consists of 20,368,691 shares of the registrant’s common stock, par value $0.0001 per share, that may be offered for resale by the selling securityholders pursuant to the prospectus contained in the registration statement to which this table is an exhibit. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, and based upon the average low and high prices per share of the registrant’s common stock as reported on the OTCQX on October 13, 2023 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).